Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

AeroCentury Corp.

Palo Alto, California

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated April 15, 2021, relating to the consolidated financial statements of AeroCentury Corp. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

San Francisco, California

January 18, 2022

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